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EXHIBIT 10.21
                              EMPLOYMENT AGREEMENT

This Employment Agreement is to be made effective the 1st day of February, 1997, between Jon F. Beizer ("Employee") and Phoenix Network, Inc. a Delaware corporation ("Employer").

1. Employment. Employer employs Employee as Senior Vice President--Chief Financial Officer--to perform such specific duties and have such responsibilities as the President and Chief Executive Officer will, from time to time, establish. Attached, as Schedule A, is a general list of those duties and responsibilities which is intended to provide initial guidance but not intended to be complete or all inclusive.

2. Term of Employment. Employee's employment shall commence on February 1, 1997, and shall continue thereafter for a term of twenty three (23) months ending December 31, 1998, unless sooner terminated as provided herein.

3. Change of Control. In the event of a merger, reverse merger, pooling, consolidation, outright sale of the company or any other event which constitutes a "change of control" of the Employer at any time during the duration of this agreement Employee shall have the right to terminate his employment with Employer at will. In the event Employee does terminate his employment with Employer or if Employer elects to terminate Employee's employment with company, the Employee's unvested options will immediately vest and will be exercisable by employee at any time for a subsequent period of thirty six (36) months. Also, Employee shall receive eighteen (18) months severance or the balance of the salary Employee would have received had the employment continued for the full term of this Agreement, whichever is greater, and including all earned bonuses and unused PTO. All severance, bonus and unused PTO payments will be made within fifteen (15) days of such termination at Employee's rate of annual pay as defined herein.

4. Compensation and Benefits. (a.) At the commencement of this Agreement and through December 31, 1998, Employee shall be paid a salary at an annual rate of $150,000. Payment will be made on the regularly scheduled pay dates of the Employer subject to all appropriate withholdings or other deductions required by law or by Employer's established policies. Employer may increase Employee's salary at Employer's sole discretion but shall not reduce such salary below the annual rates established by this agreement without Employee's prior written consent.

(b.) Employer agrees to provide to Employee a quarterly bonus beginning on January 1, 1997, which shall be calculated as three- quarters of one percent (.75%) of Employer's Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) as reported in the Company's quarterly 10Qs and annual 10K, provided 70% of the Company's budgeted EBITDA has been achieved, subject to all appropriate withholdings or other deductions required by law or by Employer's established policies. It is the intent of the Employer that this bonus be equal to three-quarters of one percent (.75%) of Employer's EBITDA on an annual basis. Because the bonus will be paid on a quarterly basis there is the possibility that a positive EBITDA in one quarter and a negative EBITDA in a subsequent quarter could produce a situation where the Employee has actually been paid an amount equal to more than .75% of Employer's year to date EBITDA. If this situation occurs it is understood that all bonus payments to Employee by Employer will be suspended until such time as payments to Employee are less than or equal to three-quarters of one percent (.75%) of Employer's year to date EBITDA.

(c.) Employee shall have the right to and be covered by all benefits normally afforded to Employer's full time Employees. Such benefits may include, but are not limited to, 401K Plan, Medical, Dental and Life insurance coverage, Sick and Disability income, Pension and Profit Sharing plans, Leave of Absence,
personal days and paid holidays.   On a yearly basis, Employee shall have
twenty (20) Days of "Paid Time Off' (PTO).

(d.) If Employee dies or is disabled so he cannot perform his job while under the term of this Agreement, all of Employee's un- vested options will immediately vest and Employer will pay the family of Employee death and disability benefits equal to eighteen (18) months of salary or the balance of the salary Employee would have received had the employment continued for the full term of this Agreement, whichever is greater, including all earned bonuses and unused PTO.
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(e.)  Employer shall reimburse Employee for such reasonable out-of-pocket expenses as Employee may incur for and on behalf of the furtherance of Employer's business provided that the Employee submits to the Employer satisfactory documentation or other support for such expenses in accordance with Employer's expense reimbursement policy.

5. Extension of Agreement. In the event Employee continues Employee's employment with Employer beyond the expiration of this Agreement and no new Agreement is executed between Employee and Employer this agreement will automatically be extended for a period of one (1) year and all the rights and obligations contained herein will continue to apply.

6. Covenants of Employee. (a.) During the term of this agreement while Employee is employed by Employer Employee shall not directly or indirectly engage in any business, whether as proprietor, partner, joint venture, employer, agent, employee, consultant, officer or beneficial or record owner of more than one percent of the stock of any corporation or association which is competitive to the business conducted by Employer.

(b.) During the term of this agreement or for a period of one year after termination of employment Employee will not divulge or appropriate to Employee's own use or to the use of others any trade secrets or confidential information or confidential knowledge pertaining in any way to the business of Employer.

(c.) In the event Employee terminates this agreement by quitting or otherwise resigning prior to the expiration of the term hereof as set forth in paragraph 2 of this agreement, Employee separately agrees, being fully aware that the performance of this agreement is important to preserve the present value of the property and business of Employer, that for 12 calendar months following the date of such termination, Employee shall not directly engage in any business, whether as proprietor, partner, joint venture, employer, agent, employee, consultant, officer or beneficial or record owner of more than ten (10) percent of the stock of any corporation or association which is competitive to the business conducted by Employer. During such 12 month period, Employee shall not solicit or do business competitive to the business conducted by Employer.

(d.) Employee agrees that the breach by Employee of any of the foregoing covenants is likely to result in irreparable harm, directly or indirectly, to Employer and Employee, therefore, consents and agrees that if Employee violates any of such covenants, Employer shall be entitled, among and in addition to any other rights or remedies available under this agreement or at law or in equity, to temporary and permanent injunctive relief to prevent Employee from committing or continuing a breach of such covenant.

(e.) It is the desire, intent and agreement of Employee and Employer that the restriction placed on Employee by this paragraph 6 be enforced to the fullest extent permissible under the law and public policy applied by any jurisdiction in which enforcement is sought. Accordingly, if and to the extent that any portion of this paragraph 6 shall be adjudicated to be unenforceable, such portion shall be deemed amended to delete therefrom or to reform the portion thus adjudicated to be invalid or unenforceable, such deletion or reformation to apply only with respect to the operation of such portion in the particular jurisdiction in which such adjudication is made.

7. Termination. (a.) Employer shall have the right to terminate Employee's employment at any time for cause for any of the following reasons:

         (1) Employee shall be convicted by a court of competent and final jurisdiction of any crime that constitutes a felony in the jurisdiction involve,

         (2) It is proven that Employee has committed any act of fraud, misappropriation or embezzlement against Employer,

         (3) Employee shall materially breach this agreement or fail or refuse to perform any of his material duties as required by the Chief Executive Officer or this agreement in any material respect.

(b.)     In the event Employee is terminated under this agreement for cause the
Employer shall present to Employee in writing any and all reasons for this termination for cause at the time such allegation is raised. Employee shall then


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have a period not to exceed thirty (30) days to respond to such allegations.
Upon receipt of such response Employer shall have as its option to exercise such termination of Employee at its sole discretion.

(c.) In the event Employee's employment is terminated by Employer for cause, Employee shall receive no severance pay.

(d.) Employer shall have the right to terminate the services of Employee without cause.

         (1.) In the event Employer terminates the Employee's employment without cause within six (6) months after the signing of a letter of intent or a definitive agreement which contemplates a "change of control" of Employer, this termination shall be deemed to be a direct result of such "change of control" and the terms and conditions outlined in paragraph 3 shall apply.

         (2.) In the event Employer terminates the Employee's employment without cause, and not within six (6) months after the signing of a letter of intent or definitive agreement which contemplates a "change of control", all of Employee's un-vested options will immediately vest and Employee shall receive as severance pay an amount equal to twelve (12) months of Employee's salary or the balance of the salary Employee would have received had the employment continued for the full term of this Agreement, whichever is greater and including all earned bonuses and unused PTO. In addition, Employer will pay for Employee's family's complete relocation expenses from Denver to the San Francisco Bay area. Employer will pay directly to the provider or shall reimburse Employee for Employee's reasonable relocation expenses based on the actual amount of such expenses incurred up to a maximum amount of $20,000. For purposes of this provision, relocation expenses consist of Employee's moving costs and expenses incidental thereto, including but not limited to, trips by the employee and his family in search of housing. Regardless of the actual amount of these incurred expenses the maximum expense to the Employer for the Employee's relocation under this provision shall be $20,000.

(e.) Employee may terminate this agreement if Employer materially breaches any of the provision in this agreement. If Employee shall terminate this agreement then, provided that Employee is not materially at fault, Employee may terminate this Agreement and Employee shall receive severance pay in an amount equal to eighteen (18) months of Employee's salary or the balance of the salary Employee would have received had the employment continued for the full term of this Agreement, whichever is greater and including all earned bonuses and unused PTO. In addition, all of Employee's un-vested options shall immediately vest and will be exercisable by Employee at any time for a subsequent period of thirty six (36) months.

8. Employment beginning January 1, 1998. If Employee is still employed by Employer beginning January 1, 1998, Employee, at his option, will be entitled to complete relocation expenses for Employee and his family from Denver to the San Francisco Bay area. Effective January 1, 1998, Employer will pay directly to the provider or shall reimburse Employee for Employee's reasonable relocation expenses based on the actual amount of such moving expenses incurred up to a maximum amount of $20,000. For purposes of this provision, relocation expenses consist of Employee's moving costs and expenses incidental thereto including but not limited to trips by Employee and his family in search of housing. If Employee chooses to exercise this option, Employee's stock options will continue to vest according to schedule and Employer will continue to pay Employee's salary, at its current rate, through December 31, 1998. For the period between January 1, 1998, and December 31, 1998, Employee will work for Employer from the San Francisco Bay area as a part-time employee working on consulting projects and earning a fixed salary of $12,500 per month. The consulting projects will be reasonably determined by the Employer and will require approximately twenty (20) hours per week. Notwithstanding the changes in Employee's location, and level of responsibility, during this twelve (12) month period, Employee and Employer will be otherwise held to the provisions of this contract and both parties will retain all of the rights and obligations as heretofore set forth.

9. Arbitration. Any controversy, claim or dispute arising out of or relating to any paragraph or clause of this agreement shall be settled by arbitration in Denver, Colorado, in accordance with the rules then in effect of the American Arbitration Association and judgment upon the award or decision rendered will be entered in any court having jurisdiction thereon.





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10.      Notices.  Any notice, request or other communication to be given by any party to this agreement shall be in writing and be sent by certified mail, postage prepaid, addressed to the parties as follows:

         If to Employer:                   Wallace M. Hammond, President
                                           C/O Phoenix Network
                                           1687Cole Boulevard
                                           Golden, CO  80401

         If to Employee:                   C/O Phoenix Network, Inc.
                                           1687 Cole Boulevard
                                           Golden, CO  80401

or mailed to such other address as the parties respectively may designate by notice given in a like manner and any such notice, request or other communication shall be deemed to have been given when mailed as described above.

11. Waiver of Breach. The waiver by Employee or Employer of any breach of any provision of this agreement by Employer or Employee respectively shall not operate or be construed as a waiver by Employee or Employer of any subsequent breach by Employer or Employee respectively.

12       Entire Agreement.  All prior negotiations and agreements between the parties to this agreement with respect to the matters herein contained are superseded by this agreement and there are no representations, warranties, understandings or agreements other than those expressly set forth in this agreement.

13. Amendment. This agreement may be amended only by written instrument signed by all parties hereto.

14. Governing Law. This agreement shall be governed by the laws of the state of Colorado without giving effect to the choice of law principles.

15. Partial Invalidity. The invalidity or unenforceability of any provision in this agreement shall in no way affect the validity or enforceability of any other provision.

IN WITNESS THEREOF, the parties have executed this agreement on the date above set forth.

                                             PHOENIX NETWORK, INC.

                                             By: /s/ Wallace M. Hammond
                                                -------------------------------
                                                 Wallace M. Hammond, President

                                                 /s/ Jon F. Beizer
                                                --------------------------------
                                                Jon F. Beizer, Employee





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